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                            CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                  2 WALL STREET
                              NEW YORK, N.Y. 10005
                                   -----------
                                 (212) 732-3200
                               FAX: (212) 732-3232





                                                                   June 13, 1997


Casdim International Systems, Inc.
150 East 58th Street
New York, NY 10155

                  Re:   Post-Effective Amendment No. 1 to
                        Registration Statement on Form SB-2
                        of Casdim International Systems, Inc.

Gentlemen:

     We have acted as counsel to Casdim International Systems, Inc. (the "Registrant") in connection with the above-captioned Post-Effective Amendment to its Registration Statement, filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. The Post-Effective Amendment relates to (i) 1,521,000 shares of Common Stock , $0.01 par value, and
(ii) 650,000 shares of Common Stock, $0.01 par value underlying warrants issued by the Registrant (the "Warrants") being registered on behalf of certain shareholders and warrant holders of the Registrant (collectively, the "Selling Shareholders").

     We have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as amended and restated, Bylaws and records of relevant corporate proceedings of the Registrant and such other matters as we have deemed necessary or advisable for the purpose of this opinion.




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Casdim International Systems, Inc.                                           -2-





     On the basis of the foregoing, we are of the opinion that:

     1. The 1,521,000 shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable.

     2. The 650,000 shares of Common Stock when issued to holders of the Warrants, upon exercise and payment of the exercise price stated in the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included therein.

                                            Very truly yours,

                                            /s/Carter, Ledyard & Milburn




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